EXHIBIT 99.1


                                               Contact:  Steven W. Logan
                                                         Chief Executive Officer
                                                         (713) 623-0790


FOR IMMEDIATE RELEASE

                  CORNELL COMPANIES APPOINTS STEVEN W. LOGAN
              AS CHIEF EXECUTIVE OFFICER, PRESIDENT AND DIRECTOR

HOUSTON, TEXAS - AUGUST 12, 1999 - CORNELL COMPANIES, INC. (NYSE: CRN) today announced that Steven W. Logan has been named Chief Executive Officer and President and has also been added to the Board of Directors. David M. Cornell will remain active in the vision of the Company as the Chairman of the Board.

David M. Cornell, Chairman of the Board, stated "Having founded Cornell Companies, I have enjoyed directing this management team through the many opportunities faced by a growing company. Mr. Logan and I have worked closely together for many years overseeing the growth of this Company from its early stages into one of the leading providers of private correctional services in the United States. I am confident that Mr. Logan's broad based experience as Chief Financial Officer and Chief Operating Officer will provide the proper foundation to continue the Company's mission and growth under his leadership."

Steven W. Logan, Chief Executive Officer and President, stated "Cornell Companies would not be the company it is today without the leadership, vision and drive provided by David Cornell. I am fortunate to have had a seasoned mentor such as David over the many years, and I look forward to David's continued vision provided as Chairman of the Board. We have built a strong core management team which is well positioned for the Company's future."

Cornell (WWW.CORNELLCOMPANIES.COM) has contracts to operate 56 facilities with a total offender capacity of 13,063. Cornell's facilities are located in 12 states and the District of Columbia.

Cornell Companies, a Houston, Texas-based firm, is one of the leading providers of privatized correctional, detention and pre-release services in the United States. The Company provides integrated facility development, design, construction, and operational services to governmental agencies within three divisions: (i) secure institutional, (ii) juvenile and (iii) pre-release.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON CURRENT PLANS AND EXPECTATIONS OF CORNELL COMPANIES, INC. AND INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL FUTURE ACTIVITIES AND RESULTS OF OPERATIONS TO BE MATERIALLY DIFFERENT FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER INCLUDE, AMONG OTHERS, (I) RISKS ASSOCIATED WITH ACQUISITIONS AND THE INTEGRATION THEREOF (INCLUDING THE ABILITY TO ACHIEVE ADMINISTRATIVE AND OPERATING COST SAVINGS AND ANTICIPATED SYNERGIES), (II) THE TIMING AND COSTS OF EXPANSIONS OF EXISTING FACILITIES, (III) CHANGES IN GOVERNMENTAL POLICY TO ELIMINATE OR DISCOURAGE THE PRIVATIZATION OF CORRECTIONAL, DETENTION AND PRE-RELEASE SERVICES IN THE UNITED STATES, (IV) AVAILABILITY OF DEBT AND EQUITY FINANCING ON TERMS THAT ARE FAVORABLE TO THE COMPANY, AND (V) FLUCTUATIONS IN OPERATING RESULTS BECAUSE OF OCCUPANCY, COMPETITION (INCLUDING COMPETITION FROM TWO COMPETITORS THAT ARE SUBSEQUENTLY LARGER THAN THE COMPANY), AND RISKS OF OPERATIONS.


                                    # # #